Exhibit 10.17

AMENDMENT TO EMPLOYMENT AGREEMENT BETWEEN

DTS, INC. AND JON KIRCHNER

This Amendment (the “Amendment”) effective as of December 17, 2008, is made and entered into by and between DTS, Inc. (the “Company”) and Jon Kirchner (the “Employee”).

Whereas, DTS and Employee have previously entered into an Employment Agreement dated September 30, 2002 (the “Agreement”); and

Whereas, the parties to the Agreement wish to amend the Agreement;

NOW THEREFORE, in consideration of the respective covenants contained herein, the parties agree as follows:

1.                                       A new Section 14 entitled “Section 409A Compliance” shall be added to the Agreement as follows:

14.                                 Section 409A Compliance.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”).  The Company and the Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A.  The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Employee under this Agreement.

For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.  With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Employee, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Internal Revenue Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

No amount payable pursuant to this Agreement which constitutes a “deferral of compensation” subject to Section 409A shall be paid unless and until the Employee first incurs a “separation from service” for purposes of Section 409A.  Further, to the extent that the Employee is a “specified employee” (as defined in Section 409A) as of the date of Employee’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Employee’s separation from service shall paid to Employee before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of Employee’s separation from service or, if earlier, the date of Employee’s death following such separation from service.  All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

This Amendment does not delete, terminate or replace any provision of the Agreement except as specifically provided herein.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the day and date first written above.

JON KIRCHNER		DTS, INC.

By:	/s/ Jon E. Kirchner	By:	/s/ Daniel E. Slusser
Jon Kirchner		Daniel E. Slusser
Chairman, Board of Directors

Date:	12/17/2008
		Date:	12/17/2008